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EXHIBIT (a)(1)

OFFER TO PURCHASE FOR CASH UP TO 110,000
SHARES OF GATEWAY BANCSHARES, INC. COMMON STOCK

FOR $17.72
PER SHARE

Our offer, the proration period and your withdrawal rights will expire at midnight,
Ringgold, on May 30, 2003, unless we extend the offer.

        We, Gateway Bancshares, Inc., invite our shareholders to tender up to 110,000 shares of our common stock, for purchase by us at a price of $17.72 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions of this offer. We reserve the right, in our sole discretion, to purchase more than 110,000 shares pursuant to the offer. See "Section 15. Extension of Offer; Termination; Amendment."

        Our offer is not conditioned on any minimum number of shares being tendered. Our offer is, however, subject to other conditions. See "Section 7. Conditions to the Offer."

        There is no established trading market for our shares of common stock, which have only traded infrequently in private transactions, nor is there another reliable standard for determining the fair market value of the shares. Our offer price does not necessarily reflect the price that you would receive upon a sale of your shares in an open market. Such prices could be higher than our officer price. Our management has reviewed the limited information as to the ranges at which shares of our common stock have sold. In this regard, we note that since January 1, 2001, shares of our common stock have been purchased for prices up to $14.00 per share. See "Section 8. Price Range of Shares; Dividends."

        Neither our management nor our Board of Directors makes any recommendation to you as to whether you should tender your shares for sale. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. Our directors and executive officers have advised us that they do not intend to tender any shares in the offer.

        If you decide to accept our offer with respect to all or any part of the shares registered in your name, you should follow the instructions described in "Section 3. Procedures for Tendering Shares" carefully, including completing a Letter of Transmittal in accordance with the instructions and delivering it, along with your share certificates and any other required items, to Gateway Bank & Trust (the "Bank"), 5102 Alabama Highway, P.O. Box 129, Ringgold, Georgia 30736, Attention: Robert G. Peck, Chief Executive Officer. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and if you desire to tender your shares, you should contact the nominee and request that the nominee tender them for you.

        Any shareholder who desires to tender shares and whose certificates for the shares are not immediately available or cannot be delivered to the Bank or whose other required documents cannot be delivered to the Bank by the expiration of the offer must tender the shares pursuant to the guaranteed delivery procedure set forth in "Section 3. Procedures for Tendering Shares."

        Only shares properly tendered and not properly withdrawn will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered will not be purchased if the offer is oversubscribed. In addition, if shares are validly tendered and not properly withdrawn prior to the expiration date and the purchase of all such shares would result in there being fewer than 320 shareholders of record, we will not purchase any of the shares tendered, terminate the offer, and return all shares to the tendering shareholders. See

"Section 7. Conditions to the Offer." Shares not purchased in the offer will be returned promptly following the expiration of the offer. See "Section 3. Procedures for Tendering Shares."

        To tender shares properly, you must validly complete the Letter of Transmittal.

        If you have questions, need assistance or require additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery, you should contact the Bank at the telephone number and address set forth on the back cover of this Offer to Purchase.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender your shares for sale pursuant to the offer. You should rely only on the information contained in this Offer to Purchase or to which we have referred you. We have not authorized any one to give you any information or to make any representation in connection with this offer other than those contained in this document or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us or our Board of Directors.

April 30, 2003

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SUMMARY TERM SHEET

        This summary term sheet highlights the most material information regarding our offer, but it does not describe all of the details of our offer. We urge you to read this entire Offer to Purchase, which contains the full details of our offer. We have also included in the summary term sheet references to the pages of this Offer to Purchase where a more complete discussion may be found.

Who is offering to purchase my shares? (Page 8)

        We, Gateway Bancshares, Inc., a Georgia corporation ("we" or "Gateway"), are offering to purchase up to 110,000 shares of our outstanding common stock.

What securities are you offering to purchase? (Page 8)

        We are offering to purchase 110,000 shares of our common stock, or, if a lesser number of shares are properly tendered, all shares properly tendered. If more than 110,000 shares are tendered, all shares properly tendered will be purchased on a pro rata basis, except for "odd lots," which will be purchased on a priority basis.

What is the purpose of the offer? (Page 10)

        Our Board of Directors believes our offer may provide benefits to our shareholders and us, including:

  •
  our offer provides shareholders who are considering a sale of all or a portion of their shares with the opportunity to sell those shares for cash without the usual transaction costs associated with market sales,

  •
  our offer allows shareholders to sell a portion of their shares while retaining a continuing equity interest if they so desire,

  •
  to the extent that the purchase of shares in the offer results in a reduction in the number of shareholders of record, our cost for shareholder services may be reduced,

  •
  shareholders who decide not to accept the offer will increase their proportionate equity interest in Gateway, and as a result in our future earnings and assets, subject to our right to issue additional shares and other equity securities in the future,

  •
  our offer may give shareholders the opportunity to sell shares at prices greater than market prices prevailing prior to commencement of the offer, although no assurance can be given that the prevailing market price will not be higher than the purchase price,

  •
  we believe that the shares are undervalued and the purchase of shares at the purchase price is accretive to us and beneficial to shareholders who choose not to tender. We believe that the purchase of the shares is a good use our of capital in the current environment,

  •
  the tender offer is an open process, plainly visible to all market participants, which will permit us to buy a large number of shares at one time at a low transaction price per share,

  •
  an active market for our shares has not developed. The offer provides participating shareholders, particularly those who might not be able to sell their shares without disruption to the share price because of the size of their holdings, with an opportunity to obtain liquidity with respect to their shares, and

  •
  our offer could result in a capital structure that results in an increase of our earnings per share and may improve the return on equity for continuing shareholders.

        For a further discussion of the potential benefits and the potential risks and disadvantages of our offer, see "Section 2. Purpose of the Offer; Certain Effects of the Offer."

        In addition, this offer allows shareholders an opportunity to sell all or part of their investment in Gateway on potentially more favorable terms than would otherwise be available. However, shareholders who choose not to tender their shares may also benefit from these transactions. Non-tendering shareholders will own a greater interest in a company with a potentially stronger earnings per share growth rate.

In what form will the payment be? (Page 18)

        Shareholders whose shares are purchased in the offer will be paid the purchase price, net in cash, without interest, promptly after the expiration of the offer. Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment.

How many shares will you purchase in all? (Page 8)

        We will purchase up to 110,000 shares in our offer, or approximately 16.1% of our outstanding common stock. We also reserve the right to purchase additional shares, subject to applicable legal requirements. Our offer is not conditioned on any minimum number of shares being tendered.

Do you have the financial resources to pay me for my shares? (Page 23)

        We intend to finance all of the approximately $1,950,000 of funds required to purchase the shares in this offer with funds available under a new line of credit.

How long do I have to decide to tender my shares? (Page 14)

        You may tender your shares until the offer expires. The offer expires on May 30, 2003, at midnight, Ringgold time, unless we extend the offer.

What are the material U.S. federal income tax consequences if I tender my shares? (Page 30)

        Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. The cash you receive will be treated either as a sale or exchange eligible for capital gains treatment, or a dividend subject to ordinary income tax rates. See "The Offer—Section 14. Material Federal Income Tax Consequences."

        However, we urge you to consult your own tax advisor to determine the particular tax consequences to you of the sale or exchange of shares in the offer.

If I decide not to tender, how does the offer affect my shares? (Page 10)

        The offer is completely voluntary. If you choose to keep your shares, you will continue as our shareholder with the same rights and preferences you have now. There will be likely fewer shares outstanding after the offer. If there are fewer shares outstanding, you will own a larger percentage of our outstanding shares.

What are the most significant conditions to the offer? (Page 20)

        Our obligations to accept for payment, purchase or pay for any shares tendered depends upon a number of conditions, including our having adequate cash and borrowings under a line of credit, the absence of competing tender offers, the absence of material changes in our business, the absence of specified changes in the financial markets, and there being at least 320 shareholders outstanding upon consummation of the offer. See "The Offer—Section 7. Conditions to the Offer."

How do I tender my shares? (Page 14)

        To tender your shares of our common stock, you should do the following:

  •
  If you hold shares in your own name, complete and sign the enclosed Letter of Transmittal and return it with your share certificate to the Bank at the address set forth on the back cover of this Offer to Purchase before the expiration date of the offer.

  •
  If you hold your shares in "street name" through a broker, instruct your broker to complete and sign the enclosed Letter of Transmittal and return it to the Bank and to tender your shares before the expiration date of this offer.

  •
  If your share certificates are not immediately available for delivery to the Bank, comply with the guaranteed delivery procedure before midnight on May 30, 2003.

        If you have any questions, you may contact the Bank or your broker for assistance.

Can you extend the offer, and if so, how will I be notified? (Page 34)

        We may extend the offer at any time. We cannot assure you that the offer will be extended or, if extended, for how long. If we extend the offer, we will make a public announcement of the extension no later than 9:00 a.m. on the next business day following the previously scheduled expiration of the offer period.

In what order will tendered shares be purchased? Will tendered shares be prorated? (Page 8)

        We will purchase up to 110,000 shares, or if a lesser number of shares are properly tendered, all shares properly tendered. If more than 110,000 shares are properly tendered, the shares will be purchased in the following order:

  •
  First, we will purchase shares from all holders of "odd lots" of less than 100 shares who properly tender all of their shares; and

  •
  Second, after purchasing all shares from the "odd lot holders," subject to the conditional tender provisions described in Section 6, we will then purchase shares from all other shareholders who properly tender shares, on a pro rata basis.

        In addition, if shares are validly tendered and not properly withdrawn prior to the expiration date and the purchase of all such shares would result in there being fewer than 320 shareholders of record, we will not purchase any of the shares tendered, terminate the offer, and return all shares to the tendering shareholders. Consequently, all of the shares that you tender in the offer may not be purchased even if they are tendered.

What is an odd lot? (Page 8)

        An odd lot is an amount of shares less than 100.

What is different about an odd lot if it represents all of the shares that I own? (Page 8)

        Odd lots are not subject to proration. That means we will purchase all properly tendered odd lots in their entirety without proration if more shares are tendered than we purchase. To properly tender odd lots, you must complete the section entitled "Odd Lots" in the Letter of Transmittal. See "The Offer—Section 1. Number of Shares; Proration."

Until what time can I withdraw previously tendered shares? (Page 17)

        You may withdraw your tendered shares at any time before midnight on May 30, 2003, unless the offer is extended. If the offer is extended beyond that time, you may withdraw your tendered shares at any time until the expiration of the offer. In addition, unless we accept your tendered shares for payment before midnight, Ringgold, on June 27, 2003, you may withdraw your shares any time after June 27, 2003.

What do you and your board of directors think of the offer? (Page 10)

  •
  Neither we nor our board of directors makes any recommendation to you as to whether to tender or refrain from tendering your shares.

  •
  You must make your own decision whether to tender your shares and, if so, how many shares to tender.

  •
  Our directors and executive officers have advised us that they do not intend to tender any shares in the offer.

What is the recent market price of my shares? (Page 22)

        There is no established or regular trading market for your shares. Shares of our common stock have been traded inactively in private transactions, but there is limited reliable information available as to trades of shares of your common stock or as to the prices at which shares have traded. Our management has reviewed the limited information available as to the prices at which shares of your common stock have sold. In this regard, we note that shares of our common stock have been purchased since January 1, 2000, in secondary markets for prices up to $14.00 per share.

Who do I contact if I have questions about the tender offer?

        For additional information or assistance, you may contact:

    Robert Peck
    Chief Executive Officer
    Gateway Bank & Trust
    5102 Alabama Highway
    P.O. Box 129
    Ringgold, Georgia 30736
    (706) 965-1500

FORWARD-LOOKING STATEMENTS

        This Offer to Purchase, including the discussions to the Summary Term Sheet, Section 1, Section 2 and Section 10, contain specified "forward-looking statements" which involve a number of risks and uncertainties. The words "believe," "anticipate," "expect," "estimate," "intent," and similar expressions identify forward-looking statements. Forward-looking statements necessarily involve risks and uncertainties. We caution that a number of important factors could, individually or in the aggregate, cause actual results to differ materially from those referred to or reflected in the forward-looking statements, including, but not limited to:

  •
  the effects of future economic conditions;

  •
  government monetary and fiscal policies;

  •
  legislative and regulatory changes;

  •
  the effects of changes in interest rates on the level and composition of our deposits, loan demand, the value of loan collateral, and interest rate risks;

  •
  the effects of competition from commercial banks, thrifts, consumer finance companies, and other financial institutions operating in our market area and elsewhere; and

  •
  other risks and uncertainties identified from time to time in our reports filed with the Securities and Exchange Commission and in public announcements.

        Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), provide protection for forward-looking statements pursuant to the safe-harbor provisions of The Private Securities Litigation Reform Act of 1995. Although statements made in connection with various transactions are given protection under the safe harbor, the statements made in connection with this offer are not given such protection.

INTRODUCTION

To the Holders of Common Stock of Gateway Bancshares, Inc.

        We invite our shareholders to tender shares of our common stock, $5.00 par value, for purchase by us. We are offering to purchase up to 110,000 shares at a price of $17.72 per share, net to seller in cash, without interest.

        We reserve the right, in our sole discretion, to purchase more than 110,000 shares pursuant to the offer. See "The Offer—Section 15. Extension of Offer; Termination; Amendment."

        This offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to other conditions. See "The Offer—Section 7. Conditions to the Offer."

        Our Board of Directors has authorized this offer. However, neither we nor our Board of Directors makes any recommendation to you as to whether to tender or refrain from tendering your shares. You must make your own decision whether to tender your shares and, if so, how many shares to tender. In doing so, you should consider our reasons for making this offer, including allowing shareholders the opportunity to sell all or a part of their investment in Gateway on potentially more favorable terms than would otherwise be available and that given the current market price of the shares and our financial condition and outlook, the purchase of shares at this time is a prudent use of our financial resources. See "The Offer—Section 2. Purpose of the Offer; Certain Effects of the Offer." Our directors and executive officers have advised us that they do not intend to tender any shares in to the offer.

        If at the expiration of the offer more than 110,000 shares (or such greater number of shares as we may elect to purchase) are properly tendered and not withdrawn, we will buy shares first from all "odd lot holders" (as described in Section 1) who properly tender all of their shares and second, subject to the conditional tender provisions described in Section 6, on a pro rata basis from all other shareholders who properly tender shares. See "The Offer—Section 1. Number of Shares; Proration." In addition, if shares are validly tendered and not properly withdrawn prior to the expiration date and the purchase of all such shares would result in there being fewer than 320 shareholders of record, we will not purchase any of the shares tendered, terminate the offer, and return all shares to the tendering shareholders. All shares not purchased pursuant to the offer, including shares not purchased because of proration or conditional tenders, will be returned at our expense promptly after the expiration of the offer.

        The purchase price will be paid net to the tendering shareholder in cash, without interest, for all shares purchased. Tendering shareholders who hold shares registered in their own name and who tender their shares directly to the Bank will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 8 of the Letter of Transmittal, stock transfer taxes on our purchase of shares in the offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the Bank. However, any tendering shareholder or other payee who fails to complete, sign and return to the Bank the Substitute Form W-9 or Substitute Form W-8, which is included as a part of the Letter of Transmittal, may be subject to required United States federal income tax backup withholding of 30% of the gross proceeds payable to the tendering shareholder or other payee pursuant to the offer. See "The Offer—Section 3. Procedures for Tendering Shares."

        As of December 31, 2002, we had 681,758 shares issued and outstanding. The 110,000 shares that we are offering to purchase pursuant to the offer represent approximately 16.1% of the shares outstanding as of December 31, 2002.

THE OFFER

1.    Number of Shares; Proration.

        Upon the terms and subject to the conditions of the offer, we will purchase up to 110,000 shares, or the lesser number of shares properly tendered and not properly withdrawn in accordance with "The Offer—Section 4. Withdrawal Rights" before the expiration of the offer, at a price of $17.72 per share, net to the seller in cash, without interest.

        The offer will expire at midnight, Ringgold time, on May 30, 2003. However, we may, in our sole discretion, extend the period of time during which the offer will remain open. For a description of our right to extend, delay, terminate or amend the offer, see "The Offer—Section 15. Extension of Offer; Termination; Amendment."

        We reserve the right to purchase more than 110,000 shares pursuant to the offer. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), we may purchase pursuant to the offer an additional amount of shares not to exceed 2% of the outstanding shares without amending or extending the offer. See "The Offer—Section 15. Extension of Offer; Termination; Amendment." If the offer is oversubscribed, shares tendered will be subject to proration, except for "odd lots" and subject to conditional tenders (as described below).

        Only shares properly tendered and not properly withdrawn will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions, all of the shares tendered will not be purchased if the offer is oversubscribed. All shares not purchased pursuant to the offer, including shares not purchased because of proration or conditional tenders, will be returned at our expense promptly after the expiration of the offer.

        If the offer is oversubscribed, shares tendered will be subject to proration, except for odd lots and subject to conditional tenders (as described below). The proration period also expires on the expiration of the offer.

        If we:

  •
  increase or decrease the price that may be paid for shares,

  •
  increase the number of shares that we may purchase in the offer by more than 2% of the outstanding shares, or

  •
  decrease the number of shares that we may purchase in the offer,

then the offer must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 15.

        The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to other conditions, which are described in "The Offer—Section 7. Conditions to the Offer."

        This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to custodians whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

        Priority of Purchases.    If more than 110,000 shares have been properly tendered and not withdrawn prior to the expiration of the offer, we will purchase properly tendered shares in the following order of priority:

  •
  First, we will purchase all shares properly tendered and not properly withdrawn prior to the expiration of the offer by any odd lot holder who:

  (1)
  tenders all shares beneficially owned by the odd lot holder (tenders of less than all shares owned by the odd lot holder will not qualify for this preference); and

  (2)
  completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.
  •
  Second, after the purchase of all of the shares properly tendered by odd lot holders, subject to the conditional tender provisions described in Section 6, we will purchase all other shares properly tendered on a pro rata basis.

        In addition, if shares are validly tendered and not properly withdrawn prior to the expiration date and the purchase of all such shares would result in there being fewer than 320 shareholders of record, we will not purchase any of the shares tendered, terminate the offer, and return all shares to the tendering shareholders. Consequently, all of the shares that a shareholder tenders in the offer may not be purchased even if they are properly tendered.

        Odd Lots.    For purposes of the offer, the term "odd lots" means all shares properly tendered by any shareholder who owned, beneficially or of record, an aggregate of fewer than 100 shares, and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an odd lot holder must properly tender all shares beneficially owned by the odd lot holder in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. Any odd lot holder wishing to tender all of the shareholder's shares pursuant to the odd lot provisions should complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

        We also reserve the right, but will not be obligated, to purchase all shares properly tendered by any shareholder who tenders any shares owned, beneficially or of record, and who, as a result of proration, would then own, beneficially or of record, an aggregate of fewer than 100 shares. If we exercise this right, it will increase the number of shares that we are offering to purchase by the number of shares purchased through the exercise of this right. However, such increase will not exceed 2% of the outstanding shares.

        Proration.    If proration of tendered shares is required, we will determine the final proration factor promptly following the expiration of the offer. Proration for each shareholder tendering shares, other than odd lot holders, will be based on the ratio of the number of shares tendered by the shareholder to the total number of shares tendered by all shareholders, other than odd lot holders, subject to the conditional tender provisions described in Section 6. Because of the difficulty in determining the number of shares properly tendered and not withdrawn, and because of the odd lot provisions described above and the conditional tender provisions described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the offer until approximately seven business days after the expiration of the offer. The preliminary results of any proration will be announced by press release promptly after the expiration of the offer.

        As described in Section 14, the number of shares that we will purchase from a shareholder pursuant to the offer may affect the United States federal income tax consequences to the shareholder of the purchase and therefore may be relevant to a shareholder's decision whether to tender shares. The Letter of Transmittal affords each tendering shareholder the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration. The order of purchase may have an effect on the federal income tax treatment of the purchase price for the shares purchased.

2.    Purpose of the Offer; Certain Effects of the Offer.

        We are making the offer because recently, several of our shareholders have inquired as to our plans to pay dividends. The bank has experienced growth well beyond our expectation as reflected in our 2003 Annual Report, which you should have received recently. This growth has caused the Board of Directors to forego paying dividends and, instead, to reinvest our profits back into the capital of the bank in order to support its growth. Consequently, the Board of Directors does not have any plans for the foreseeable future to pay a dividend. Therefore, we are making an opportunity for those who would like to sell their shares of our common stock.

        We believe the offer may be attractive from the perspective of our shareholders because:

  •
  The offer provides shareholders who are considering a sale of all or a portion of their shares with the opportunity to sell those shares for cash without the usual transaction costs associated with market sales.

  •
  The offer allows shareholders to sell a portion of their shares while retaining a continuing equity interest if they so desire.

  •
  To the extent that the purchase of shares in the offer results in a reduction in the number of shareholders of record, our cost for shareholder services may be reduced.

  •
  Shareholders who decide not to accept the offer will increase their proportionate equity interest in Gateway, and as a result in our future earnings and assets, subject to our right to issue additional shares and other equity securities in the future.

  •
  The offer may give shareholders the opportunity to sell shares at prices greater than market prices prevailing prior to commencement of the offer, although no assurance can be given that the prevailing market price will not be higher than the purchase price.

  •
  We believe that the shares are undervalued and the purchase of shares at the purchase price is accretive to us and beneficial to shareholders who choose not to tender. We believe that the purchase of the shares is a good use our of capital in the current environment.

  •
  The tender offer is an open process, plainly visible to all market participants, which will permit us to buy a large number of shares at one time at a low transaction price per share.

  •
  An active market for our shares has not developed. The offer provides participating shareholders, particularly those who might not be able to sell their shares without disruption to the share price because of the size of their holdings, with an opportunity to obtain liquidity with respect to their shares.

  •
  The offer could result in a capital structure that results in an increase of our earnings per share and may improve the return on equity for continuing shareholders.

        The offer also present some potential risks and disadvantages to us and our continuing shareholders, including the following:

  •
  The offer will reduce our "public float," that is the number of shares owned by outside shareholders and available for trading in the securities markets. This may result in lower share prices or reduced liquidity in the trading market for our common stock in the future. See "Section 12. Effects of the Offer on the Market for Shares; Registration under the Securities Exchange Act".

  •
  We may spend up to $1,950,000 in cash to pay for the tendered shares, assuming that we purchase 110,000 shares in the offer at $17.72 per share and incur expenses of approximately $25,000.00.

  •
  Shareholders who sell their shares will not be able to participate in our potential growth and appreciation or receive stock or cash dividends on their shares. Although we believe that the common stock has potential for significant appreciation over the long term, we also recognize that actual experience may differ significantly from our expectations. In that regard, future events, such as a deterioration in existing economic conditions, adverse effects on operations or governmental and regulatory developments, could adversely affect our ability to fully implement our strategy. As a result, we recognize that some shareholders may desire liquidity.

  •
  Our continuing shareholders will bear a higher proportionate risk in the event of future losses.

  •
  The offer may increase the proportional holdings of certain significant shareholders and will increase the proportional holdings of our directors and executive officers because each of our executive offers and directors has advised us that they will not tender any of their shares in the offer.

        In considering the offer, the Board of Directors also took into account the expected financial impact of the offer. Our management believes that, following completion of the offer, our excess capital, cash, short-term investments and borrowings, together with our anticipated cash flow from operations, will be adequate for our needs for the foreseeable future. However, our actual experience may differ from the expectations set forth in the preceding sentence. Future events, such as unexpected losses of capital or other expenditures, might have the effect of reducing our available cash balances or might reduce or eliminate the availability of external financial resources.

        Shares that we acquire pursuant to the offer will be retained as treasury shares or will be cancelled and returned to the status of authorized but unissued shares and will be available for us to issue without further shareholder action (except as required by applicable law or the rules of any securities exchange on which the shares are listed) for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit plans. Except for the issuance of shares under current employee benefit plans, we have no current plans for the reissuance of the shares repurchased pursuant to the offer or for the issuance of any other authorized but unissued shares of common stock.

        For information regarding various effects of the offer on the market for the shares and on their registration under the Securities Exchange Act, please see "The Offer—Section 12. Effects of the Offer on the Market for Shares; Registration Under the Securities Exchange Act."

        Depending on the results and prospects of our business, we may in the future, purchase additional shares of our common stock in the open market, private transactions, or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders, than the terms of this offer. However, Rule 13e-4 under the Securities Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through this offer, until at least ten business days after the expiration or termination of this offer.

        Except as disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

  •
  any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries, that is material to us and our subsidiaries, taken as a whole;

  •
  any purchase, sale or transfer of a material amount of our assets or of any of our subsidiaries, taken as a whole;

  •
  any material change in our dividend rate or policy, indebtedness or capitalization;

  •
  any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

  •
  any other material change in our corporate structure or business;

  •
  any class of our equity securities being delisted from a national securities exchange;

  •
  any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act;

  •
  the suspension of our obligation to file reports under Section 15(d) of the Securities Exchange Act;

  •
  the acquisition by any person of additional securities of ours or the disposition of our securities; or

  •
  any changes in our articles of incorporation, bylaws or other governing instruments or other actions that could impede the acquisition of control of Gateway.

3.    Procedures for Tendering Shares.

        Proper Tender of Shares.    For shares to be tendered properly pursuant to the offer:

  •
  the certificates for the shares, together with a properly completed and duly executed Letter of Transmittal including any required signature guarantees and any other documents required by the Letter of Transmittal, must be received prior to the expiration of the offer by the Bank at the address set forth on the back cover of this Offer to Purchase, or

  •
  the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

        In addition, odd lot holders who tender all of their shares must complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders described in Section 1.

        Signature Guarantees and Method of Delivery.    No signature guarantee is required on the Letter of Transmittal if:

  •
  the Letter of Transmittal is signed by the registered holder of the shares tendered and the holder has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal; or

  •
  shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as the term is defined in Rule 17Ad-15 under the Securities Exchange Act (each of the foregoing constituting an "Eligible Institution").

        If a certificate for shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution.

        In all cases, payment for shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the Bank of certificates for the shares, a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal.

        The method of delivery of all documents, including certificates for shares, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended.

        Return of Shares Not Purchased.    If any shares tendered and not withdrawn are not purchased, or if less than all shares evidenced by a shareholder's certificates are tendered, certificates for shares not purchased will be returned promptly after the expiration or termination of the offer without expense to the shareholder.

        Backup Federal Income Tax Withholding.    Under United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 30% of the gross proceeds payable to a shareholder or other payee pursuant to the offer must be withheld and remitted to the United States Treasury, unless the shareholder or other payee provides such shareholder's taxpayer identification number (employer identification number or social security number) to us and certifies that such number is correct. Therefore, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such shareholder otherwise establishes to our satisfaction that such shareholder is not subject to backup withholding. Specified shareholders (including, among others, all corporations and certain non-United States holders) are not subject to these backup withholding and reporting requirements. In order for a non-United States holder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that shareholder's exempt status. A Substitute Form W-8 is provided in the Letter of Transmittal. See Instruction 5 of the Letter of Transmittal.

        To prevent backup federal income tax withholding equal to 30% of the gross payments made to shareholders for shares purchased pursuant to the offer, each shareholder who does not otherwise establish an exemption from such withholding must provide us with the shareholder's correct taxpayer identification number and provide certain other information by completing the Substitute Form W-9 or Substitute Form W-8 included in the Letter of Transmittal.

        For a discussion of the material federal income tax consequences to tendering shareholders, see "The Offer—Section 14. Material Federal Income Tax Consequences."

        Guaranteed Delivery.    If a shareholder desires to tender shares pursuant to the offer and such shareholder cannot deliver certificates for such shares to the Bank prior to the expiration of the offer or time will not permit all required documents to reach the Bank prior to the expiration of the offer, the shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

  •
  such tender is made by or through an Eligible Institution;

  •
  the Bank receives by hand, mail, overnight courier, telegram or facsimile transmission, on or before the expiration of the offer, a properly completed and duly executed Notice of Guaranteed

    Delivery substantially in the form we have provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution; and

  •
  the certificates for all tendered shares, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal and any required signature guarantees or other documents required by the Letter of Transmittal, are received by the Bank within three business days after the date of receipt by the Bank of such Notice of Guaranteed Delivery.

        Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    All questions as to the number of shares to be accepted, the purchase price to be paid for shares accepted and the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which may be unlawful. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of shares, and our interpretation of the terms of the offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. Neither we nor any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any notice.

        Tendering Shareholder's Representation and Warranty; Our Acceptance Constitutes an Agreement.    A tender of shares pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the offer, as well as the tendering shareholder's representation and warranty to us that:

  •
  the shareholder has a net long position within the meaning of Rule 14e-4 promulgated by the Commission under the Securities Exchange Act in the shares at least equal to the shares being tendered and

  •
  the tender of shares complies with Rule 14e-4.

        It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering:

  •
  has a net long position equal to or greater than the amount of (x) shares tendered or (y) other securities convertible into or exchangeable or exercisable for the shares tendered and will acquire the shares for tender by conversion, exchange or exercise and

  •
  will deliver or cause to be delivered the shares in accordance with the terms of the offer.

        Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of shares tendered pursuant to the offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the offer.

        Lost or Destroyed Certificates.    Shareholders whose certificates for part or all of their shares have been lost, stolen, misplaced or destroyed must so indicate in the box entitled "Description of Shares Tendered" in the Letter of Transmittal. These shareholders must notify the Bank, as transfer agent, at (706) 965-5500 and will be instructed as to the documents which will be required to be submitted together with the Letter of Transmittal to receive replacement stock certificate(s) representing the shares.

4.    Withdrawal Rights.

        Shares tendered pursuant to the offer may be withdrawn at any time prior to the expiration of the offer and, unless already accepted for payment by us pursuant to the offer, may also be withdrawn at any time after midnight, Ringgold, on May 30, 2003. Except as otherwise provided in this Section 4, tenders of shares pursuant to the offer are irrevocable.

        For a withdrawal to be effective, a notice of withdrawal must be in written form and must be received in a timely manner by the Bank at its address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering shareholder, the name of the registered holder, if different from that of the person who tendered the shares, the number of shares tendered and the number of shares to be withdrawn. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Bank, then, prior to the release of the certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of shares tendered by an Eligible Institution). Neither we nor any other person shall be obligated to give notice of any defects or irregularities in any notice of withdrawal nor will we or any other person incur liability for failure to give any such notice. All questions as to the form and validity, including time of receipt, of notices of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding.

        Withdrawals may not be rescinded, and any shares properly withdrawn will be deemed not properly tendered for purposes of the offer. However, withdrawn shares may be re-tendered before the expiration of the offer by again following one of the procedures described in Section 3.

        If we extend the offer, are delayed in our purchase of shares or are unable to purchase shares pursuant to the offer for any reason, then, without prejudice to our rights under the offer, we may, subject to applicable law, retain tendered shares, and the shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

5.    Purchase of Shares and Payment of Purchase Price.

        Promptly following the expiration of the offer, we will accept for payment and pay for (and thereby purchase) up to 110,000 shares properly tendered and not properly withdrawn before the expiration of the offer, subject to the proration, odd lot priority and conditional tender provisions of the offer.

        For purposes of the offer, we will be deemed to have accepted for payment (and therefore purchased) shares that are properly tendered and not properly withdrawn, subject to the proration, odd lot priority and conditional tender provisions of the offer, only when, as and if we give oral or written notice to the Bank of our acceptance of shares for payment pursuant to the offer.

        We will pay for shares purchased pursuant to the offer by depositing the aggregate purchase price with the Bank, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

        In the event of proration, we will determine the final proration factor and pay for those shares tendered and accepted for payment promptly after the expiration of the offer. However, we do not expect to be able to announce the final results of any proration and commence the payment for shares purchased until approximately seven business days after the expiration of the offer. Certificates for all shares tendered and not purchased, including all shares not purchased due to proration or conditional tenders, will be returned to the tendering shareholder at our expense promptly after the expiration or termination of the offer. Under no circumstances will we pay interest on the purchase price by reason of any delay in making payment. In addition, if specified events occur, we may not be obligated to purchase shares pursuant to the offer. See "The Offer—Section 7. Conditions to the Offer."

        We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from the payment of stock transfer taxes, is submitted. See Instruction 8 of the Letter of Transmittal.

        Any tendering shareholder or other payee who fails to complete fully, sign and return the Bank the Substitute Form W-9 or Substitute Form W-8 included in the Letter of Transmittal may be subject to backup federal income tax withholding of 30% of the gross proceeds paid to that shareholder or other payee pursuant to the offer. See "The Offer—Section 3. Procedures for Tendering Shares."

6.    Conditional Tender of Shares.

        Under specified circumstances and subject to the exceptions for odd lot holders described in Section 1, we may prorate the number of shares purchased pursuant to the offer. As discussed in Section 14, the number of shares to be purchased from a particular shareholder might affect the tax consequences to such shareholder of such purchase and such shareholder's decision whether to tender. Accordingly, a shareholder may tender shares subject to the condition that a specified minimum number of the shareholder's tendered shares must be purchased. Any shareholder wishing to make a conditional tender must so indicate in the box captioned "Conditional Tender" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. The conditional tender alternative is made available so that a shareholder may seek to structure the purchase of shares from the shareholder pursuant to the offer in such a manner that it will be treated as a sale of such shares by the shareholder, rather than the payment of a dividend to the shareholder, for federal income tax purposes. It is the tendering shareholder's responsibility to calculate such minimum number of shares, and each shareholder is urged to consult such shareholder's own tax advisor.

        Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are purchased.

        If the effect of accepting tenders on a pro rata basis is to reduce the number of shares to be purchased from any shareholder below the minimum number specified, the tender will automatically be regarded as withdrawn, except as provided in the next paragraph. All shares tendered by a shareholder subject to a conditional tender and regarded as withdrawn as a result of proration will be returned promptly after the expiration of the offer.

        If the conditional tenders regarded as withdrawn causes the total number of shares to be purchased to fall below 110,000, then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been regarded as withdrawn to permit us to purchase 110,000 shares. In selecting among the conditional tenders, we will select by random lot and will limit our purchase in each case to the designated minimum number of shares to be purchased. Conditional tenders will be selected by lot only from shareholders who tender all of their shares.

        In the event of proration, any shares tendered pursuant to a conditional tender for which the minimum requirements are not satisfied may not be accepted (except as provided above) and will be regarded as withdrawn.

7.    Conditions to the Offer.

        Notwithstanding any other provision of the offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to the rules under the Securities Exchange Act, if at any time on or after the date of this offer and before the expiration of the offer (including any extension thereof) any of the following events shall have occurred (or shall have been determined by us to have occurred) that, in our reasonable judgment, makes it inadvisable to proceed with the offer or with acceptance of shares for payment:

  •
  there shall have been threatened in writing, instituted or pending any action, proceeding, application or counterclaim by any governmental authority or by any other person before any governmental authority that:

  (1)
  challenges or seeks to challenge our purchase of the shares, restrains, prohibits or delays the making or consummation of our offer, prohibits the performance of any of the contracts or other arrangements entered into by us (or any affiliates of ours), or seeks to obtain any material amount of damages as a result of the transactions contemplated by our offer;

  (2)
  seeks to make the purchase of, or payment for, some or all of the shares pursuant to our offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares; or

  (3)
  might result, in our reasonable judgment, in a diminution in the value of Gateway or a material limitation of the benefits expected to be derived by us as a result of the offer;
  •
  there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to our offer, us or any affiliate of ours, or any other action shall have been taken, proposed or threatened, by any governmental authority or court that, in our reasonable judgement, might, directly or indirectly, result in any of the consequences referred to in clauses (1) through (3) of the immediately preceding paragraph; or

  •
  there shall have occurred:

  (1)
  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

  (2)
  a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

  (3)
  a commencement of a war, conflict, armed hostilities or other international or national calamity directly or indirectly involving the United States and not existing on the date of this offer;

  (4)
  any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States;

  (5)
  any extraordinary or material adverse change in the financial or money markets in the United States such that there shall have occurred at least a 10% decrease in either the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Industrial Companies, measured between the close on the last trading day preceding this offer and the close on the last trading day preceding the expiration of this offer;

    (6)
    in the case of any of the foregoing existing at the time of the commencement of the offer, in our reasonable judgement, a material acceleration or worsening thereof;

    (7)
    any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to our offer, us or any affiliate of ours, or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in our reasonable judgment, might, directly or indirectly, result in any of the consequences referred to in clauses (1) through (6); or
  •
  a tender or exchange offer with respect to some or all of the shares (other than the offer), or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or shall have been publicly disclosed;

  •
  we shall have learned after the date of the offer that any person or "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares other than as disclosed as a Schedule 13D or Schedule 13G;

  •
  any change or changes shall have occurred or been threatened in the business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership of Gateway or its subsidiaries that, in our reasonable judgment, is or may be material to us or our subsidiaries;

  •
  we shall not have as a result of events and circumstances beyond our reasonable control adequate cash or financing commitments available to pay for shares validly tendered; or

  •
  there would be 320 or fewer shareholders as a result of the consummation of the offer.

        The conditions described above are for our sole benefit and we may assert them regardless of the circumstances giving rise to any condition and may waive them at any time prior to the expiration of this offer in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right. Our determination concerning the events described above will be final and binding.

8.    Price Range of Shares; Dividends.

        There is no established trading market for shares of our common stock, which have traded only infrequently in private transactions. Therefore, no reliable information is available as to trades of shares of the common stock or as to the prices at which such shares have traded. Our management has reviewed the limited information available as to the ranges at which shares of our common stock have sold. The following data regarding shares is provided for information purposes only and should not be viewed as indicative of the actual or market value of shares of our common stock. We have not paid any dividends to date.

	High	Low
2003:
1st Quarter	$14.00	$14.00
2002:
1st Quarter	$13.00	$12.00
2nd Quarter	$13.00	$13.00
3rd Quarter	$12.00	$12.00
4th Quarter	$14.00	$13.43
2001:
1st Quarter	$12.50	$12.50
2nd Quarter	13.00	10.00
3rd Quarter	13.00	13.00
4th Quarter	13.00	13.00

9.    Source and Amount of Funds.

        Assuming we purchase 110,000 shares pursuant to the offer at a purchase price of $17.72 per share, we expect the maximum aggregate cost to be approximately $1,950,000 million, including estimated fees and expenses. We intend to finance the purchase of shares pursuant to the offer and the payment of related fees and expenses with amounts available under a $2 million line of credit with Gilmer County Bank that bears interest at a rate of Wall Street Prime per annum. The credit facility expires on June 30, 2004. Interest is paid quarterly, with principal payable at maturity on June 30, 2004. The loan is collateralized by 100% of the capital stock of Gateway Bank & Trust. There are no material conditions to the financing under the credit facility. We plan to repay the loan in the ordinary course of our business and in accordance with the terms of the credit facility.

10.  Material Information Concerning Gateway.

Overview

        We were incorporated as a Georgia business corporation on October 3, 1995, to serve as a bank holding company for the Bank. The Bank began operations in April 1997 and is our sole subsidiary. The address of our principal executive offices is 5102 Alabama Highway, Ringgold, Georgia 30736. Our telephone number is (706) 965-5500.

        Our principal business is the ownership and management of the Bank. We were organized to facilitate the Bank's ability to serve its customers' requirements for financial services. The holding company structure provides flexibility for expansion of our banking business through the possible acquisition of other financial institutions and the provision of additional capital to the Bank. For example, we may assist the Bank in maintaining its required capital ratios by borrowing money and contributing the proceeds of that debt to the Bank as primary capital.

The Bank

        The Bank was chartered as a Georgia bank on December 11, 1995 and began business on April 21, 1997 as a full-service commercial bank. The Bank's lending services include consumer loans to individuals, commercial loans to small- to medium-sized businesses and real estate-related loans. The Bank offers a board array of competitively priced deposit services such as regular checking, interest checking, savings accounts and various types of certificates of deposit. To complement its lending and deposit services, the Bank also provides official bank checks and money orders, MasterCard and Visa credit cards, ATM cards, safe deposit boxes, traveler's checks, bank-by-mail, bank-by-telephone, direct deposit of payroll and Social Security checks, U.S. Savings Bonds, wire transfer of funds and a night depository.

        Philosophy.    The Bank's philosophy is to emphasize prompt and responsive personal service to residents of, and small- to medium-sized businesses located in Ringgold and Fort Oglethorpe, Georgia, as well as other communities located in Catoosa County. We believe this philosophy helps the Bank to attract customers and acquire market share controlled by other financial institutions in the Bank's market area. We believe that the Bank offers residents in Catoosa and surrounding counties the benefits associated with a locally owned and managed bank. The Bank's active call program allows its officers and directors to promote the Bank by personally describing the products, services and philosophy of the Bank to both existing customers and new business prospects. In addition, both the Chief Executive Officer and Chief Financial Officer of the Bank have substantial banking experience in Catoosa County, which facilitates the Bank's efforts to provide products and services designed to meet the needs of the Bank's customer base. The Bank's directors are active members of the business communities in Ringgold and around Catoosa County, and their continued active community involvement provides them with an opportunity to promote the Bank and its products and services.

        Market Area and Competition.    The Bank's main office is located in Ringgold, Georgia. During 2000 the Bank opened a branch in Fort Oglethorpe, Georgia. The Bank draws a majority of its business from its primary market area, Catoosa County, Georgia. The Bank also focuses its marketing efforts on the adjacent counties of Walker and Whitfield in Georgia and Hamilton County in Tennessee. The Bank competes for deposits and loan customers with other financial institutions whose resources are equal to or greater than those available to the Bank and us. According to information provided by the FDIC, as of June 30, 2002, Catoosa County was served by eight commercial banks with a total of 14 offices. The total deposits within Catoosa County for these institutions were $632 million as of June 30, 2002. The information provided by the FDIC indicates that the Bank's deposit market share in Catoosa County was 16.8% as of June 30, 2002. We believe our local ownership and management as well as our focus on personalized service helps us to compete with the other institutions in our market area.

Loan Portfolio

        Lending Policy.    The Bank was established to support Catoosa County and the immediately-surrounding counties of Walker and Whitfield in Georgia and Hamilton County in Tennessee. Consequently, the Bank aggressively seeks creditworthy loans within a limited geographic area. The Bank's primary lending functions include consumer loans to individuals and commercial loans to small- and medium-sized businesses and professional concerns. In addition, the Bank makes real estate-related loans, including construction loans for residential and commercial properties, and primary and secondary mortgage loans for the acquisition or improvement of personal residences. The Bank's policy is to avoid concentrations of loans to a single industry or based on a single type of collateral.

        Real Estate Loans.    The Bank's real estate loans consist primarily of single-family residential construction loans for one-to-four unit family structures. The Bank requires a first lien position on the land associated with the construction project and will offer these loans to professional building contractors and homeowners. Loan disbursements require on-site inspections to assure the project is on budget and that the loan proceeds are being used for the construction project and not being diverted to another project. The loan-to-value ratio for such loans is predominantly 75% of the lower of the as-built appraised value or project cost, and may be a maximum of 80% if the loan is amortized. Loans for construction can present a high degree of risk to the lender, depending upon, among other things, whether the builder can sell the home to a buyer, whether the buyer can obtain permanent financing, whether the transaction produces income in the interim and the nature of changing economic conditions.

        Consumer Loans.    The Bank's consumer loans consist primarily of installment loans to individuals for personal, family and household purposes, including loans for automobiles, home improvements and investments. Risks associated with consumer loans include, but are not limited to, fraud, deteriorated or non-existing collateral, general economic downturn and customer financial problems.

        Commercial Loans.    The Bank's commercial lending is directed principally toward small- to medium-sized businesses whose demand for funds fall within the legal lending limits of the Bank. This category of loans includes loans made to individual, partnership or corporate borrowers, and obtained for a variety of business purposes including providing funds for working capital, equipment, property expansion and inventory. Risks associated with these loans can be significant and include, but are not limited to, fraud, bankruptcy, economic downturn, deteriorated or non-existing collateral and changes in interest rates.

Investments

        In addition to loans, the Bank makes other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States, other taxable securities and other obligations of states and municipalities. During fiscal year 2002, average investment securities comprised approximately 23.7% of the Bank's total average assets, with average net loans comprising approximately 68.3% of the Bank's average total assets. The Bank also engages in federal funds transactions with its principal correspondent banks and anticipates it will primarily act as a net seller of funds. The sale of federal funds amounts to a short-term loan from the Bank to another bank.

Deposits

        The Bank offers a wide range of commercial and consumer deposit accounts, including checking accounts, money market accounts, a variety of certificates of deposit, and individual retirement accounts. The primary sources of deposits are residents of, and businesses and their employees located in, Catoosa County, and to a lesser extent, Walker County and Whitfield County in Georgia and Hamilton County in Tennessee. Deposits are obtained through personal solicitation by the Bank's officers and directors, direct mail solicitations and advertisements published in the local media. To attract deposits the Bank offers a broad line of competitively priced deposit products and services. The Bank's deposit-related services include ATM cards, direct deposit, bank-by-mail, bank-by-telephone, wire transfer of funds and a night depository.

Asset and Liability Management

        The objective of the Bank's assets and liabilities management is to provide a satisfactory and consistent level of profitability within the framework of established cash, loan, investment, borrowing and capital policies. Certain Bank officers are responsible for developing and monitoring policies and procedures that ensure acceptable composition of the asset/liability mix. Management's overall philosophy is to support asset growth primarily through growth of core deposits, which include deposits of all categories made by individuals, partnerships and corporations. Management seeks to invest the largest portion of the Bank's assets in consumer/installment, commercial and construction loans.

Additional Information; Incorporation by Reference.

        We are subject to the informational filing requirements of the Securities Exchange Act and, in accordance therewith, are obligated to file reports and other information with the Commission relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the Commission. We have also filed an Issuer Tender Offer Statement on Schedule TO with the Commission that includes additional information relating to the offer. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of these materials may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Additionally, our filings are available at the Commission's Web site on the World Wide Web at http://www.sec.gov, which also contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

        The rules of the Commission allow us to "incorporate by reference" information we file with it into this document, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. This offer incorporates by reference the financial statements and the notes related thereto contained in the documents listed below that have been previously filed with the Commission and recently mailed to you. These documents contain important information about us. If you did not receive a copy, please contact the Bank at the telephone and address set forth on the back cover of this Offer to Purchase and a copy will be sent to you free of charge.

SEC Filings (File No. 000-24137)	Period
Annual Report on Form 10-K	Year ended December 31, 2002

11.  Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Shares.

        The following table sets forth, as of December 31, 2002 and as of the completion of this offer (assuming none of the indicated persons tenders shares in the offer) the number and percentage of shares of our common stock beneficially owned by each of our directors and executive officers, and by all of our directors and executive officers as a group. The business address of each executive officer and director is 5102 Alabama Highway, Ringgold, Georgia 30736. Each executive officer and director is a citizen of the United States of America. Except where otherwise indicated, each individual has sole voting and investment power over the common stock listed by his or her name.

		Percentage of Shares Beneficially Owned
	Number of Shares Beneficially Owned
Beneficial Owner		Prior to Offer (%)	After Offer (%)(1)	Nature of Beneficial Ownership
Jack Joseph Babb	34,140	4.9	5.9

• 7,500 shares owned jointly by Mr. Babb and his spouse;

• 7,500 shares held in an IRA account for Mr.Babb;

• 7,500 shares owned directly by Mr. Babb's spouse as to which beneficial ownership is shared;

• 800 shares held in custodian accounts by Mr. Babb's spouse as to which beneficial ownership is shared; and

				• 10,840 shares subject to options becoming exercisable within 60 days of the record date.
William H. H. Clark	21,340	3.1	3.7
• 10,500 shares owned directly by Ringgold Mining & Manufacturing Co., Inc. as to which beneficial ownership is shared; and

				• 10,840 shares subject to options becoming exercisable within 60 days of the record date.

Jeannette Wilson Dupree	27,145	3.9	4.7

• 1,200 shares owned directly by Ms. Dupree;

• 9,550 shares owned jointly by Ms. Dupree and her spouse;

• 2,290 shares held in an IRA account for Ms. Dupree;

• 3,265 shares held in an IRA account for Ms. Dupree's spouse as to which beneficial ownership is shared; and

				• 10,840 shares subject to options becoming exercisable within 60 days of the record date.
James A. Gray, Sr.	56,840	8.2	9.8	• 46,000 shares owned jointly by Mr. Gray and his spouse; and • 10,840 shares subject to options becoming exercisable within 60 days of the record date.
Harle B. Green	28,960	4.2	4.9

• 3,300 shares owned jointly by Mr. Green and his spouse;

• 12,000 shares held in an IRA account for Mr. Green;

• 100 shares held by Ms. Green as custodian as to which beneficial ownership is shared; and

				• 13,560 shares subject to options becoming exercisable within 60 days of the record date.
Danny R. Jackson	4,760	0.7	0.8

• 1,000 shares owned directly by Mr. Jackson;

• 2,000 shares owned jointly by Mr. Jackson and his spouse;

• 1,485 shares held in an IRA account for Mr. Jackson; and

				• 275 shares held in an IRA account for Mr. Jackson's spouse as to which beneficial ownership is shared.

Ernest Kresch	44,340	6.4	7.6
• 31,500 shares owned directly by Mr. Kresch;

• 2,000 shares in a Simplified Employee Pension Plan for Mr. Kresch; and

				• 10,840 shares subject to options becoming exercisable within 60 days of the record date.
Robert G. Peck	21,280	3.0	3.6	• 5,000 shares held in an IRA account for Mr. Peck; and • 16,280 shares subject to options becoming exercisable within 60 days of the record date.
Executive Officers(2): Jeffrey R. Hensley	17,640	2.5	3.0

• 3,800 shares owned jointly by Mr. Hensley and his spouse;

• 3,000 shares held in an IRA account for Mr. Hensley; and

				• 10,840 shares subject to options becoming exercisable within 60 days of the record date.
Boyd M. Steele	19,920	2.9	3.4	• 5,000 shares held in an IRA account for Mr. Steele; and • 14,920 shares subject to options becoming exercisable within 60 days of the record date.
All Directors and Executive Officers, as a Group (10 people)	276,365	34.9	40.6

1
Assumes we purchase 110,000 shares in the offering.

2
Messrs. Green and Peck are also executive officers of Gateway.

        Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we, nor any of our affiliates or subsidiaries nor, to the best of our knowledge, any of our executive officers or directors, nor any affiliate or subsidiary of any of the foregoing, had any transactions involving shares during the 60 days prior to the date of this Offer for Purchase.

        Except for outstanding options to purchase shares granted from time to time to our employees (including executive officers) pursuant to our stock option plan and except as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, directors (including a nominee) or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

12.  Effects of the Offer on the Market for Shares; Registration Under the Securities Exchange Act.

        Our purchase of shares pursuant to the offer will reduce the number of shares that might otherwise trade publicly and is likely to reduce the number of shareholders. The shares are registered under the Securities Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the Commission and comply with the Commission's proxy rules in connection with meetings of the Gateway's shareholders. We believe that our purchase of shares pursuant to the offer will not result in the shares becoming eligible for deregistration under the Securities Exchange Act.

13.  Certain Legal Matters; Regulatory Approvals.

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated herein. Should any such approval or other action be required, we presently contemplate that such approval or other action will be sought. We are unable to predict whether we may determine that we are required to delay the acceptance for payment of or payment for shares tendered pursuant to the offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligations under the offer to accept for payment and pay for shares are subject to certain conditions. See "The Offer—Section 7.

14.  Material Federal Income Tax Consequences.

        The following summary describes the material United States federal income tax consequences relevant to the offer. The discussion contained in this summary is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

        This summary discusses only shares held as capital assets, within the meaning of Section 1221 of the Code, and does not address all of the tax consequences that may be relevant to particular shareholders in light of their personal circumstances, or to certain types of shareholders (such as certain financial institutions, dealers in securities or commodities, insurance companies, tax-exempt organizations or persons who hold shares as part of a hedge, straddle, or conversion transaction). In addition, the discussion of the consequences of an exchange of shares for cash pursuant to the offer applies only to a United States shareholder (herein, a "Holder"). For purposes of this summary, a "Holder" is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity treated as a corporation or partnership for United States federal income tax purposes created or organized in or under the laws of the United States, or any State thereof (including the District of Columbia), (iii) an estate the income of which is subject to United States federal income taxation regardless of source, or (iv) any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions relating to the trust. Notwithstanding the foregoing, to the extent provided in the United States Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons before that date, that elect to continue to be treated as United States persons will be Holders. The summary may not be applicable with respect to shares acquired as compensation (including shares acquired upon the exercise of options or which were or are subject to forfeiture restrictions). The summary also does not address the state, local, or foreign tax consequences of participating in the offer. Each Holder should consult such Holder's tax advisor as to the particular consequences to such Holder's participation in the offer.

        Consequences to Tendering Shareholders of Exchange of Shares for Cash Pursuant to the Offer.    An exchange of shares for cash in the offer by a Holder will be a taxable transaction for United States federal income tax purposes. As a consequence of the exchange, the Holder will, depending on such Holder's particular circumstances, be treated either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from Gateway.

        Under Section 302 of the Code, a Holder will recognize gain or loss from the disposition of shares exchanged for cash if the exchange (i) results in a "complete termination" of all the Holder's equity interest in Gateway, (ii) results in a "substantially disproportionate" redemption with respect to such Holder, or (iii) is "not essentially equivalent to a dividend" with respect to the Holder. In applying each of the Section 302 tests, a Holder in general is deemed to own constructively the shares actually owned by certain related individuals and entities. For example, an individual Holder is generally considered to own the shares owned directly or indirectly by or for his or her spouse, his or her children, grandchildren and parents. In addition, a Holder is considered to own a proportionate number of the shares owned by trusts or estates in which the Holder has a beneficial interest, by partnerships in which the Holder is a partner, and by corporations in which the Holder owns, directly or indirectly, 50% or more in value of the stock. Similarly, shares directly or indirectly owned by beneficiaries of estates or trusts, by partners of partnerships and, under certain circumstances, by shareholders of corporations may be considered owned by these entities. A Holder, generally, also will be deemed to own shares which the Holder has the right to acquire by exercise of an option.

        A Holder that exchanges all shares actually or constructively owned by such Holder for cash pursuant to the offer will be regarded as having completely terminated such Holder's equity interest in Gateway. A Holder that exchanges all shares actually owned for cash pursuant to the offer, but is not treated as having disposed of all shares constructively owned pursuant to the offer because of the application of the family attribution rules described above, may nevertheless be able to qualify his or her exchange as a "complete termination" of his or her interest in Gateway if certain technical requirements are met. Among other requirements, a Holder must include a statement with his or her 2003 Federal income tax return notifying the Internal Revenue Service (the "IRS") that he or she has elected to waive the family attribution rules and agrees to provide certain information in the future, and must not have any interest in Gateway immediately after the disposition (including an interest as an officer, director or employee), other than an interest as a creditor. A Holder wishing to satisfy the "complete termination" test through waiver of the family attribution rules should consult his or her tax advisor.

        An exchange of shares for cash will be a "substantially disproportionate" redemption with respect to a Holder if the percentage of the then outstanding shares owned by such Holder immediately after the exchange is less than 80% of the percentage of the shares owned by such Holder immediately before the exchange. If an exchange of shares for cash fails to satisfy the "substantially disproportionate" test, the Holder may nonetheless satisfy the "not essentially equivalent to a dividend" test.

        A Holder who wishes to satisfy (or avoid) the "not essentially equivalent to a dividend" test is urged to consult such Holder's tax advisor because this test will be met only if the reduction in such Holder's proportionate interest in Gateway constitutes a "meaningful reduction" given such Holder's particular facts and circumstances. The IRS has indicated in published rulings that any reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal (an interest of less than 1% should satisfy this requirement) and who exercises no control over corporate affairs should constitute such a "meaningful reduction."

        If a Holder sells shares to persons other than Gateway at or about the time such Holder also sells shares to Gateway pursuant to the offer, and the various sales effected by the Holder are part of an overall plan to reduce or terminate such Holder's proportionate interest in Gateway, then the sales to persons other than Gateway may, for Federal income tax purposes, be integrated with the Holder's sale of shares pursuant to the offer and, if integrated, may be taken into account in determining whether the Holder satisfies any of the three tests described above. A Holder should consult his or her tax advisor regarding the treatment of other exchanges of shares for cash which may be integrated with such Holder's sale of shares to Gateway pursuant to the offer.

        If a Holder is treated as recognizing gain or loss from the disposition of shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such Holder's tax basis in the shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange. In the case of a Holder other than a corporate Holder, capital gain recognized as a result of the sale of a capital asset that has been held for more than one year is eligible for capital gains taxation at a maximum rate of 20% for federal increase tax purposes. A Holder should consult his or her tax advisor regarding the state income tax consequences of any such gain that is recognized.

        Gain or loss must be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction) that is exchanged for cash. A Holder may be able to designate (generally through such Holder's broker) which blocks of shares are tendered pursuant to the offer if less than all of the Holder's shares are tendered, and the order in which different blocks would be exchanged for cash, in the event of proration pursuant to the offer. Each Holder should consult such Holder's tax advisor concerning the mechanics and desirability of such a designation.

        If a Holder is not treated under the Section 302 tests as recognizing gain or loss from the disposition of shares exchanged for cash, the entire amount of cash received by the Holder in the exchange will be treated as a dividend to the extent of Gateway's current and accumulated earnings and profits (which Gateway believes are in excess of the entire amount of cash to be received by the Holders in the exchange). This dividend will be includible in the Holder's gross income as ordinary income in its entirety, without reduction for the tax basis of the shares exchanged, and no loss will be recognized. The Holder's tax basis in the shares exchanged, however, will be added to such Holder's tax basis in the remaining shares that the Holder owns. To the extent that cash received in exchange for shares is treated as a dividend to a corporate Holder, it will be eligible for a dividends-received deduction equal to 70% of the dividend (subject to (i) applicable holding period requirements with respect to the shares and (ii) shares with respect to which such Holder has incurred indebtedness). If a dividends-received deduction is available, it is expected that the dividend will constitute an "extraordinary dividend" under Section 1059 of the Code. As a result, a corporate Holder generally will be required to reduce its tax basis in its shares (but not below zero) by the extent of the non-taxed portion of the dividend (i.e. the dividends-received deduction). If the non-taxed portion of the dividend exceeds the corporate Holder's tax basis in the shares, the excess will be treated as gain resulting from the sale of the shares. A corporate Holder should consult its tax advisor concerning the availability of the dividends-received deduction and the application of the "extraordinary dividend" provisions of the Code.

        Gateway cannot predict whether or the extent to which the offer will be oversubscribed. If the offer is oversubscribed, proration of tenders pursuant to the offer will cause Gateway to accept fewer shares than are tendered. Therefore, a Holder can be given no assurance that a sufficient number of such Holder's shares will be purchased pursuant to the offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for Federal income tax purposes pursuant to the rules discussed above. However, see Section 6 regarding a Holder's right to tender shares subject to the condition that a specified minimum number of the shares must be purchased (if any are purchased).

        Consequences to Shareholders Who do not Tender Pursuant to the Offer.    Shareholders who do not accept the offer to tender their shares will not incur any tax liability as a result of the consummation of the offer.

        See "The Offer—Section 3 with respect to the application of backup withholding on payments made to all shareholders.

        The tax discussion set forth above is included for general information only. You are urged to consult your own tax advisor to determine the particular tax consequences to you of the offer, including the applicability and effect of state, local and foreign tax laws.

15.  Extension of Offer; Termination; Amendment.

        We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the offer is open and delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Bank and making a public announcement of the extension. We also expressly reserves the right, in our sole discretion, to terminate the offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of such termination or postponement to the Bank and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or are deemed by us to have occurred, to amend the offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the offer to holders of shares or by decreasing or increasing the number of shares being sought in the offer). Amendments to the offer may be made at any time and from time to time effected by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Ringgold time, on the next business day after the last previously scheduled or announced date of the expiration of the offer. Any public announcement made pursuant to the offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change.

        If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:

  •
  we increase or decrease the price to be paid for shares or increase or decrease the number of shares being sought in the offer and, if the number of shares being sought increases, the increase exceeds 2% of the outstanding shares, and

  •
  the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given in the manner specified in this Section 15, then in each case the offer will be extended until the expiration of the period of ten business days. For purposes of the offer, "business day" means any day other than Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Ringgold time.

16.  Fees and Expenses.

        We will pay all of the expenses incident to this offer and will not pay any fees or commissions to brokers, dealers or other persons for soliciting tenders of shares pursuant offer. Shareholders holding shares through brokers or banks are urged to contact the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to us. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by forwarding the offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent for purposes of the offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in Instruction 8 in the Letter of Transmittal.

17.  Miscellaneous.

        We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer or the acceptance of shares pursuant to the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of shares residing in such jurisdiction.

        Pursuant to Rule 13e-4 promulgated under the Securities Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or make any representation on our behalf in connection with the offer other than those contained in this Offer to Purchase, the related Letter of Transmittal or in the other documents that constitute a part of the offer. If given or made, you should not rely on that information or representation as having been authorized by us.

                      GATEWAY BANCSHARES, INC.

        Faxed copies of the Letter of Transmittal will not be accepted. The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each shareholder, the shareholder's broker, dealer, commercial bank, trust company or nominee to us at the addresses set forth below. To confirm delivery of shares, shareholders are directed to contact us at:

GATEWAY BANK & TRUST
5102 ALABAMA HIGHWAY
P.O. BOX 129
RINGGOLD, GEORGIA 30736
ATTENTION: ROBERT G. PECK
(706) 965-1500

        Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to us at the telephone number and address listed above.

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  EXHIBIT (a)(1)
OFFER TO PURCHASE FOR CASH UP TO 110,000 SHARES OF GATEWAY BANCSHARES, INC. COMMON STOCK
TABLE OF CONTENTS
SUMMARY TERM SHEET
FORWARD-LOOKING STATEMENTS
INTRODUCTION
THE OFFER